EXHIBIT 10.3

July 22, 2022

TF Tech Ventures, Inc.

4000 N. Federal Highway, Suite 216

Boca Raton, FL 33431

Re: Asset Purchase

Ladies and Gentlemen:

This letter confirms the agreement (this “Agreement”), entered into as of July 22, 2022, by and between CURE Pharmaceutical Holding Corp., a Delaware corporation (“Parent”) and TF Tech Ventures, Inc., a Delaware corporation (“Buyer”), in consideration of Buyer’s purchase of certain assets of CURE Pharmaceutical Corporation, a California corporation and wholly-owned subsidiary of Parent (“Seller”) pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Buyer and Seller (the “APA”). Capitalized terms used herein but not defined herein will have the meaning ascribed thereto in the APA.

WHEREAS, concurrently herewith, Seller and Buyer are entering into the APA, pursuant to which Buyer is purchasing the Purchased Assets from Seller, and Parent will directly or indirectly obtain substantial benefit from the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, Parent’s execution and delivery of this Agreement is a condition to the obligation of Buyer to consummate the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Representations and Warranties.

Parent represents and warrants to and for the benefit of Buyer as follows:

a. Organization and Authority of Parent; Enforceability. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to enter into this Agreement and the other documents to be entered into by Parent and delivered under the APA, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Parent of this Agreement and the documents to be entered into by Parent and delivered under the APA and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and the documents to be entered into by Parent and delivered under the APA have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be entered into by Parent and delivered under the APA constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms.

b. No Conflicts; Consents. The execution, delivery and performance by Parent of this Agreement and the documents to be entered into by Parent and delivered under the APA, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Parent; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent. No consent, approval, waiver or authorization is required to be obtained by Parent from any Governmental Authority in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated under the APA.

c. Legal Proceedings. There is no Action of any nature pending or threatened against or by Parent (a) with respect to the execution, delivery and performance by Parent of this Agreement and the documents to be entered into by Parent and delivered under the APA, or the consummation of the transactions contemplated thereby; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the APA. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

d. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the APA based upon arrangements made by or on behalf of Parent.

2. Interest in Intellectual Property; Use of Names.

a. As soon as reasonably practicable after the Closing Date, but in any event within the Transitional Period, Parent shall, and shall cause its Affiliates to, cease and discontinue all uses of any Purchased Marks, except as provided in this Agreement, the Transition Services Agreement, the APA and the Trademark License Agreement including by (i) changing the corporate and business names and trade names of Seller, Parent and their Affiliates to a name that does not include any Purchased Mark and is not confusingly similar thereto and otherwise cease to refer to themselves as or do business under, any Purchased Mark or any name that includes any Purchased Mark, (ii) not putting into use any items or materials that bear any Purchased Mark; (iii) not using any websites or domain names that include any reference to any Purchased Mark, except as expressly contemplated in the APA, (iv) removing or obliterating any Purchased Mark from any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises used in connection with the Business, and (v) ceasing to use all Business Materials. Seller, Parent, and their Affiliates (A) shall use the Purchased Marks during the Transitional Period only in the same form and manner as they were used in the Business immediately prior to the Closing, (B) shall not modify the Purchased Marks or any Business Materials containing the Purchased Marks in any respect and (C) at Buyer’s reasonable request, shall provide appropriate documentation to confirm compliance with the foregoing. Seller, Parent, and their Affiliates agree that all goodwill arising from any use of the Purchased Marks by Seller, Parent, or any of their Affiliates will inure solely to the benefit of Buyer and its Affiliates. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the APA shall restrict Parent and its Affiliates’ (i) sale, promotion, marketing, or advertising of their inventory that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure”, or (ii) use of packaging that was in their possession prior to Closing and remains in their possession after Closing that bears the Purchased Mark “Powered By Cure” on future products that they might purchase form Buyer in accordance with the relevant terms of such purchase(s).

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b. No later than 60 days following the Closing Date, Parent and its Affiliates shall have arranged for new website domains to host websites of Parent and its Affiliates, which domains shall not include any reference to Purchased Marks. No later than 60 days following the Closing Date, Parent and its Affiliates shall operate its websites solely through such new website domain names (and any other domain names created after the Closing that does not include reference to any Purchased Marks); provided that notwithstanding the foregoing, domains with reference to Purchased Marks may remain active for 180 days after the Closing solely for the purpose of redirecting users to the new websites of Parent and its Affiliates.

3. Covenant Not to Sue.

a. Parent represents that it possesses all or joint right, title, and interest in and to the patents listed in Schedule A attached hereto (the “Referenced Patents”). Parent further represents that as of the date of this Agreement, other than the patents listed on Schedule A of this Agreement and the Registered Intellectual Property listed on Section 1.01 of the APA, neither Parent nor Seller owns any other any Intellectual Property that is the subject of an application or registration with any governmental authority, including any domain name registration and any application or registration for any patent, copyright, mask work or trademark.

b. Parent unconditionally agrees, promises, and covenants that it will not sue or otherwise enforce the Referenced Patents against Buyer, its parents, subsidiaries, affiliates, or successor companies in connection with Buyer’s conduct of the Business.

c. Based on the foregoing representations and subject to the conditions set forth herein, Parent unconditionally agrees, promises, and covenants not to sue or otherwise hold liable Buyer, its parents, subsidiaries, affiliates, or successor companies or their authorized contractors, distributors, and customers, for any and all claims that the manufacture, use, license, sublicense, sale, offer for sale, distribution, and/or importation or exportation of a product in the operation of the Business, strictly by or on behalf of, or as authorized by Buyer (or its parents, subsidiaries, affiliates, or successor-in-interest), infringes any claim of the Referenced Patents.

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d. Parent also unconditionally agrees, promises, and covenants that it will not sue or otherwise enforce the Referenced Patents against Buyer’s customers, suppliers, importers, manufacturers, licensees, distributors, or insurers in connection with the manufacture, use, license, sublicense, sale, offer for sale, or importation or exportation of Buyer’s products in the operation of the Business.

e. This Agreement and the covenant not to sue set forth herein expressly includes any future assignees, licensees, or successors-in-interest to the Referenced Patents, such that those entities may not sue or otherwise enforce the Referenced Patents against Buyer, its parents, subsidiaries, affiliates, or successors, or Buyer’s customers, suppliers, importers, manufacturers, distributors, or insurers in connection with the manufacture, use, offer for sale, sale, distribution, or importation of the products in the operation of the Business. Buyer further promises to impose the covenant not to sue contained in this Agreement on any assignees, licensees, or successors-in-interest to the Referenced Patents.

f. This Agreement and the covenant not to sue set forth herein expressly includes any successor or assignee of Buyer or any Buyer parent, subsidiaries, affiliates, or successors-in-interest that subsequently purchases substantially all of the assets of either Buyer or any Buyer parent, subsidiary, affiliate, or successor in interest and any entity that subsequently purchases Buyer’s drug products in the operation of the Business.

g. The parties hereto agree that this Agreement and the covenant not to sue set forth herein shall not operate as a waiver or admission of any fact not set forth herein.

h. In the event that Buyer or any of its Affiliates acquires (whether through merger, stock acquisition, asset acquisition or otherwise) any entity, product, product line or technology after the Closing Date, the releases, licenses and covenants granted by Parent hereunder shall in no event apply to any such products, services, or technology of such entity or included within such products, product lines or technology, including with respect to the post-acquisition manufacture, sale, use or other exploitation of such products, services, technology or product lines by Buyer and its Affiliates.

4. Miscellaneous.

a. General Provisions. Section 9.02 (Notices), Section 9.04 (Severability), Section 9.05 (Entire Agreement), Section 9.06 (Successors and Assigns), Section 9.08 (Amendment and Modification), Section 9.09 (Waiver), Section 9.10 (Governing Law), Section 9.11 (Submission to Jurisdiction), Section 9.12 (Waiver of Jury Trial), Section 9.13 (Specific Performance), and Section 9.14 (Counterparts) of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis; provided, that Parent’s notice information is set forth below its signature on the signature page hereto.

b. Attorney’s Fees. In the event any party breaches any of the terms of this Agreement and the Party not in default employs attorneys to protect or enforce its rights hereunder and prevails, then the defaulting party agrees to pay reasonable attorney’s fees and costs incurred by the prevailing party.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first above written.

Very truly yours,

CURE Pharmaceutical Holding Corp.

		By:	/s/ Robert Davidson
		Name:	Robert Davidson
		Title:	CEO

Address for Notices:
5805 Sepulveda Blvd., #801
Van Nuys, CA 91411
E-Mail: rdavidson@curepharma.com

AGREED AND ACCEPTED:

TF TECH VENTURES, INC.

By	/s/ C.A. Preston
Name: C.A. Preston
Title: CEO & President

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Schedule A

Referenced Patents

PATENTS
Title	Serial No.	Filing Date	Status	Patent No. (Issue Date)
Oral dissolvable film that includes plant extract	14/810,595	07/28/2015	Issued	U.S. 10,307,397 (06/04/2019)
Oral dissolvable film that includes plant extract	16/394,413	04/25/2019	Issued	U.S. 11,266,625 (03/08/2022)
Oral dissolvable film containing psychedelic compound	16/947,005	07/14/2020	Pending	N/A
Oral soft gel capsule containing psychedelic compound	16/947,003	07/14/2020	Pending	N/A
Pharmaceutical composition and method of manufacturing	14/255,296	04/17/2014	Issued	U.S. 9,044,390 (06/02/2015)
Pharmaceutical composition and method of manufacturing	14/723,980	05/28/2015	Issued	U.S. 9,186,386 (11/17/2015)
Pharmaceutical composition and method of manufacturing	14/694,303	04/23/2015	Issued	US 9,980,996 (05/29/2018)
Pharmaceutical composition and method of manufacturing	15/988,484	05/24/2018	Issued	U.S. 10,092,611 (10/09/2018)
Pharmaceutical composition and method of manufacturing	14/934,940	11/06/2015	Issued	US 10,238,705 (03/26/2019)
Pharmaceutical composition and method of manufacturing	16/151,436	10/04/2018	Issued	U.S. 10,639,339 (05/05/2020)
Pharmaceutical composition and method of manufacturing	16/359,579	03/20/2019	Issued	U.S. 10,624,940 (04/21/2020)
Pharmaceutical composition and method of manufacturing	16/809,958	03/05/2020	Issued	11,266,702 (03/08/2022)
Pharmaceutical composition and method of manufacturing	16/809,700	03/05/2020	Allowed
Pharmaceutical composition and method of manufacturing	16/856,492	04/23/2020	Issued	U.S. 11,344,591 (05/11/2022)
Pharmaceutical composition and method of manufacturing	16/856,609	04/23/2020	Issued	U.S. 11,331,358 (05/17/2022)

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